Exhibit 10.14

CERTIFICATE OF DESIGNATION OF NUMBER, POWERS,
PREFERENCES AND RELATIVE, PARTICIPATING,
OPTIONAL, AND OTHER SPECIAL RIGHTS AND THE
QUALIFICATIONS, LIMITATIONS, RESTRICTIONS,
AND OTHER DISTINGUISHING CHARACTERISTICS OF
SERIES E CONVERTIBLE PREFERRED STOCK

OF

TRUEYOU.COM INC.

It is hereby certified that:

FIRST: The name of the corporation (hereinafter called the "Corporation") is TRUEYOU.COM INC.

SECOND: The certificate of incorporation of the Corporation, as amended (the “Certificate of Incorporation”), authorizes the issuance of one million (1,000,000) shares of Preferred Stock of a par value of $.001 each and expressly vests in the Board of Directors of the Corporation the authority provided therein to issue any or all of said shares in one or more series and by resolution or resolutions, the designation, number, full or limited voting powers, or the denial of voting powers, preferences and relative, participating, optional, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics of each series to be issued.

THIRD: The Board of Directors of the Corporation, pursuant to the authority expressly vested in it as aforesaid, and in accordance with Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”), has adopted the following resolution establishing a series of Five Hundred Thousand (500,000) shares of Preferred Stock of the Corporation designated as “Series E Convertible Preferred Stock”:

RESOLVED, that pursuant to the authority conferred on the Board of Directors of the Corporation by the Certificate of Incorporation, a series of Preferred Stock, par value $0.001 per share, of the Corporation is hereby established and created, and that the designation and number of shares thereof and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such series and the qualifications, limitations and restrictions thereof are as follows:

     1. Designation. The series of preferred stock established hereby shall be designated the “Series E Convertible Preferred Stock” (and shall be referred to herein as the “Preferred Shares”) and the authorized number of Preferred Shares shall be Five Hundred Thousand (500,000).

     2. Rank. With respect to any Liquidation Event (as defined herein), the Preferred Shares shall rank (i) junior to all classes and series of any now or hereafter authorized capital stock of the Corporation ranking senior (as to rights upon liquidation, dissolution or winding up) to the Series E Preferred Stock, including, without limitation, the Corporation’s Series C Convertible Preferred Stock and Series D Convertible Preferred Stock (collectively, “Senior Stock”), and (ii) pari passu with the Corporation’s common stock, par value $.001 per share (the “Common Stock”) and Series B Convertible Preferred Stock.

     3. Voting Rights. Except as otherwise provided herein or by law and in addition to any right to vote as a separate class as provided by law, the holders of the Preferred Shares shall have full voting rights and powers equal to the voting rights and powers, subject to the Beneficial Ownership Cap as defined in Section 6(e), if applicable, of holders of Common Stock and shall be entitled to notice of any stockholders meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote, with respect to any question upon which holders of Common Stock have the right to vote, including, without limitation, the right to vote for the election of directors, voting together with the holders of Common Stock as one class. Each holder of Preferred Shares shall be entitled to the number of votes equal to the number of shares of Common Stock into which such Preferred Shares would be converted if converted on the record date for the taking of a vote (regardless of the number of shares of Common Stock that the Corporation is then authorized to issue), subject to the applicable Beneficial Ownership Cap limitations set forth in Section 6(e), or, if no record date is established, at the day prior to the date such vote is taken or any written consent of stockholders is first executed. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which Preferred Shares held by each holder would be converted) shall be rounded to the nearest whole number (with one-half being rounded upward). In addition, without the affirmative vote of the holders (acting together as a class) of at least a majority of Preferred Shares at the time outstanding given in person or by proxy at any annual or special meeting, or, if permitted by law, in writing without a meeting, the Corporation shall not alter, change or amend the preferences or rights of the Preferred Shares.

     4. Dividends. In the event that the Corporation declares or pays any dividends upon the Common Stock (whether payable in cash, securities or other property), the Corporation shall also declare and pay to the holders of the Preferred Shares at the same time that it declares and pays such dividends to the holders of the Common Stock, on a pari passu basis, the dividends which would have been declared and paid with respect to the Common Stock issuable upon conversion of the Preferred Shares had all of the outstanding Preferred Shares been converted immediately prior to the record date for such dividend (regardless of the number of shares of Common Stock that the Corporation is then authorized to issue) without giving effect to the limitations set forth in Section 6(e) hereof or, if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends is to be determined.

     5. Liquidation. In the event of the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a “Liquidation Event”), after payment of any liquidation preferences payable with respect to the Senior Stock then outstanding, the holders of the Common Stock, the holders of the Series B Convertible Preferred Stock, the holders of the

Preferred Shares, and the holders of any Senior Stock which by its terms provides for participation rights upon the occurrence of a Liquidation Event, shall be entitled to receive, pari passu, payment of a pro rata portion of the remaining assets of the Corporation legally available for distribution based on the aggregate number of shares of Common Stock held or deemed to be held (on an as-converted basis) by such holder without giving effect to the limitations set forth in Section 6(e) hereof.

      6. Conversion.

      (a) Conversion Ratio. The Preferred Shares shall be initially convertible into Common Stock at the rate of One Million (1,000,000) shares of Common Stock per Preferred Share converted (as adjusted pursuant to Sections 8(a) and (b), the “Conversion Ratio”), rounded up to the nearest whole share. The shares of Common Stock issuable upon conversion of the Preferred Shares shall be referred to herein as the “Conversion Shares.” The Conversion Ratio shall be subject to adjustment pursuant to Sections 8(a) and (b).

      (b) Conversion. The Preferred Shares may not be converted until such time after the date hereof as the Corporation shall have effected an Authorized Share Increase (as hereinafter defined). Subject to the limitation set forth in Section 6(e) hereof, at such time as an Authorized Share Increase has become effective under all applicable provisions of the DGCL and the Certificate of Incorporation (the “Automatic Conversion Date”), the Preferred Shares shall, automatically and without any action on the part of the holders thereof, convert into a number of fully paid and nonassessable shares of Common Stock based on the Conversion Ratio then in effect. The term “Authorized Share Increase” shall mean that the Corporation shall have amended its Certificate of Incorporation so as to increase the number of shares of Common Stock (whether by increasing the total number of authorized shares of Common Stock or combining the outstanding shares of Common Stock into a smaller number of shares or both) such that there exists a sufficient number of authorized, but unissued shares of Common Stock (after giving effect to any increase in authorized Common Stock and/or combination of outstanding shares of Common Stock that the Corporation may implement) to enable (i) all of the Preferred Shares to be converted at the then applicable Conversion Ratio, and (ii) all shares of the Corporation’s Series C Convertible Preferred Stock and Series D Convertible Preferred Stock to be converted in accordance with their terms. The Corporation shall use its best efforts to cause an Authorized Share Increase to occur as promptly as practicable following the date of original issuance of any Preferred Shares (the “Date of Original Issue”).

      (c) Conversion Mechanics. As promptly as practicable on or after the Automatic Conversion Date, the Corporation shall issue and cause to be mailed or delivered to such holder a notice stating that the Automatic Conversion Date has occurred and that the Preferred Shares have been deemed to have converted in accordance with paragraph (b) of this Section. Upon the occurrence of an automatic conversion of the Preferred Shares pursuant to paragraph (b) of this Section, the holders of the Preferred Shares shall surrender the certificates representing the Preferred Shares for which such conversion has occurred to the Corporation and the Corporation shall, upon receipt of such certificate(s), cause its transfer agent to deliver certificates representing the Conversion Shares to the holder within three business days of the holder’s delivery of the applicable Preferred Share certificate(s). The Corporation shall not be obligated to issue the certificates representing the Conversion Shares, however, unless certificates evidencing such Preferred Shares are either delivered to the Corporation or the holder notifies the Corporation that such certificates have been lost, stolen or destroyed, and executes an affidavit or agreement satisfactory to the Corporation and its transfer agent to indemnify the Corporation and/or the transfer agent from any loss incurred by it in connection therewith.

      (d) Status of Converted Stock. In the event any Preferred Shares shall be converted pursuant to this Section 6, (i) the Preferred Shares so converted shall be retired and cancelled and shall not be reissued and (ii) the authorized number of Preferred Shares set forth in Section 1 hereof shall be automatically reduced by the number of Preferred Shares so converted and the number of shares of the Corporation’s undesignated Preferred Stock shall be deemed increased by such number.

       (e) Blocking Provision.

       (i) Except as provided otherwise in this Section 6(e)(i), the number of Conversion Shares that may be acquired by any holder, and the number of shares of Preferred Stock that shall be entitled to voting rights under Section 3 hereof, shall be limited to the extent necessary to insure that, following such conversion (or deemed conversion for voting purposes), the number of shares of Common Stock then beneficially owned by such holder and its Affiliates and any other persons or entities whose beneficial ownership of Common Stock would be aggregated with the holder’s for purposes of Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (including shares held by any “group” of which the holder is a member, but excluding shares beneficially owned by virtue of the ownership of securities or rights to acquire securities that have limitations on the right to convert, exercise or purchase similar to the limitation set forth herein) does not exceed 4.99% of the total number of shares of Common Stock of the Corporation then issued and outstanding (the “Beneficial Ownership Cap”). For purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and applicable regulations of the Securities and Exchange Commission, and the percentage held by the holder shall be determined in a manner consistent with the provisions of Section 13(d) of the Exchange Act. As used herein, the term “Affiliate” means any person or entity that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a person or entity, as such terms are used in and construed under Rule 144 under the Securities Act. With respect to a holder of Preferred Stock, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such holder will be deemed to be an Affiliate of such holder. This paragraph shall be construed and administered in such manner as shall be consistent with the intent of the first sentence of this paragraph.

      (ii) Notwithstanding the foregoing provisions of Section 6(e), any holder of Preferred Stock shall have the right upon (x) 61 days prior written notice to the Corporation or (y) upon a Change of Control (as defined below) the terms of which require the conversion of the Preferred Stock into Common Stock, to choose not to be governed by the Beneficial Ownership Cap provided herein.

      (iii) To the extent that any shares of Preferred Stock are not automatically converted upon the occurrence of an Authorized Share Increase on account of the application of Section 6(e), such shares of Preferred Stock shall be deemed converted automatically under this Section 6 at the first moment thereafter when Section 6(e) would not prevent such conversion.

      7. Merger, Consolidation or Disposition of Assets.

       (a) If, after the Date of Original Issue and while any Preferred Shares are outstanding, there occurs: (i) an acquisition by an individual or legal entity or group (as set forth in Section 13(d) of the Exchange Act) of more than one-half of the voting rights or equity interests in the Corporation and such acquisition is approved by the Corporation’s Board of Directors; or (ii) a merger or consolidation of the Corporation where the holders of the Corporation’s voting securities prior to such transaction fail to continue to hold at least 50% of the voting power of the Corporation and such transaction is approved by the Corporation’s Board of Directors; or (iii) a sale, transfer or other disposition of all or substantially all the Corporation’s property, assets or business to another corporation (each, a “Change of Control”), then the holder of the Preferred Shares shall have the right thereafter to receive, upon the conversion of the Preferred Shares, the number of shares of common stock of the successor or acquiring corporation or of the Corporation, if it is the surviving corporation, and any cash, shares of stock or other securities or property of any nature whatsoever (including warrants or other subscription or purchase rights) in addition to or in lieu of common stock of the successor or acquiring corporation (“Other Property”) receivable upon or as a result of such Change of Control by a holder of the number of shares of Common Stock into which the Preferred Shares are convertible immediately prior to such event.

      (b) In case of any such Change of Control, the successor or acquiring corporation (if other than the Corporation) shall expressly assume the due and punctual observance and performance of each and every covenant and condition contained in this Certificate of Designation to be performed and observed by the Corporation and all the obligations and liabilities hereunder, subject to such modifications as may be deemed appropriate (as determined by resolution of the Board of Directors of the Corporation) in order to provide for adjustments of shares of the Common Stock into which the Preferred Shares are convertible which shall be as nearly equivalent as practicable to the adjustments provided for in Section 8(a). For purposes of Section 7(a), common stock of the successor or acquiring corporation shall include stock of such corporation of any class which is not preferred as to dividends or assets on liquidation over any other class of stock of such corporation and which is not subject to redemption and shall also include any evidences of indebtedness, shares of stock or other securities which are convertible into or exchangeable for any such stock, either immediately or upon the arrival of a specified date or the happening of a specified event and any warrants or other rights to subscribe for or purchase any such stock.

      (c) The foregoing provisions of this Section 7 shall similarly apply to successive Change of Control transactions.

      8. Other Terms of Preferred Shares.

      (a) Stock Split, Stock Dividend, Recapitalization, etc. If the Corporation, at any time while any Preferred Shares are outstanding, shall (i) pay a stock dividend or otherwise make a distribution or distributions payable in shares of its capital stock (whether payable in shares of its Common Stock or of capital stock of any class), (ii) subdivide outstanding shares of Common Stock into a larger number of shares, (iii) combine outstanding shares of Common Stock into a smaller number of shares or (iv) issue by reclassification of shares of Common Stock any shares of capital stock of the Corporation, then the Conversion Ratio in effect immediately prior thereto shall be adjusted to the nearest six decimal places by the Corporation’s Board of Directors so that, upon the happening of such event, the holder of any Preferred Shares thereafter surrendered for conversion shall be entitled to receive, as nearly as is practicable, the number of shares of Common Stock or other capital stock which such holder would have owned or have been entitled to receive after the happening of any of the events described above had such Preferred Shares been converted immediately prior to the happening of such event or the record date therefor, whichever is earlier. Any adjustment made pursuant to this Section shall become effective at the record date of the applicable event in the case of clause (i) and (iv) above and the effective date of the event in the case of clauses (ii) and (iii) above.

      (b) No Impairment. Unless approved in accordance with Section 3 hereof the Corporation will not, by amendment of its Certificate of Incorporation or this Certificate of Designation or through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 8 and in the taking of all such action as may be necessary or appropriate in order to protect against impairment of the conversion rights described in Section 6 to the holders of the Preferred Shares.

      (c) Notices of Record Date. In the event that this Corporation shall propose at any time:

(i)	to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus (for avoidance of doubt, the foregoing phrase does not include any event specified in clauses (i), (ii) and (iii) of Section 8(a);

(ii)	to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

(iii)	to merge with or into any other corporation (other than a merger in which the holders of the outstanding voting equity securities of the Corporation immediately prior to such merger will hold more than fifty percent (50%) of the voting power of the surviving entity immediately following such merger), or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up;

then, in connection with each such event, this Corporation shall send to the holders of the Preferred Shares:

     (1) at least ten (10) days’ prior written notice of the date on which a record shall be taken for such dividend or distribution referred to in clause (i) of this Section 7(c) (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (ii) and (iii) above; and

     (2) in the case of the matters referred to in (ii) and (iii) above, at least ten (10) days’ prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

Each such written notice shall be given by first class mail, postage prepaid, addressed to the holders of Preferred Shares at the address for each such holder as shown on the books of the Corporation and shall be deemed given when so mailed.

     (d) Loss, Theft, Destruction of Preferred Shares. Upon receipt of evidence satisfactory to the Corporation of the loss, theft, destruction or mutilation of certificates representing Preferred Shares and, in the case of any such loss, theft or destruction, upon receipt of indemnity or security reasonably satisfactory to the Corporation, or, in the case of any such mutilation, upon surrender and cancellation of the Preferred Shares, the Corporation shall make, issue and deliver, in lieu of such lost, stolen, destroyed or mutilated certificates representing Preferred Shares, new certificates representing Preferred Shares of like tenor.

     (e) When Adjustments to Be Made. The adjustments required by Section 8(a) or 8(b) shall be made whenever and as often as any specified event requiring an adjustment shall occur.

     (f) Stock Transfer Taxes. The issue of stock certificates upon conversion of the Preferred Shares shall be made without charge to the converting holder for any tax in respect of such issue; provided, however, that the Corporation shall be entitled to withhold any applicable withholding taxes with respect to such issue, if any.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed on its behalf as of this 7th day of May, 2007.

TRUEYOU.COM INC.

By: /s/ Matthew Burris
Name: Matthew Burris
Title: Chief Financial Officer